As filed with the Securities and Exchange Commission on August 22, 2019

Registration No. 333-173539

Registration No. 333-177980

Registration No. 333-201238

Registration No. 333-211660

Registration No. 333-218290

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173539

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-177980

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201238

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211660

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218290

UNDER THE SECURITIES ACT OF 1933

AXOGEN, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41‑1301878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13631 Progress Boulevard, Suite 400 Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

AXOGEN, INC. 2010 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Gregory G. Freitag General Counsel Axogen, Inc. 13631 Progress Boulevard, Suite 400 Alachua, Florida 32615 (386) 462‑6800	Fahd M.T. Riaz, Esq. DLA Piper LLP (US) 1650 Market Street, Suite 4900 Philadelphia, Pennsylvania 19103 (215) 656‑3300
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Axogen, Inc.  (the “Registrant”) previously registered shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) to be issued under the Axogen, Inc. 2010 Long-Term Incentive Plan, amended and restated as of April 5, 2017 (the “Prior Plan”).  In connection with the Prior Plan, the Registrant has previously filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 on (i) April 15, 2011 (File No. 333-173539), (ii) November 14, 2011 (File No. 333-177980), (iii) December 23, 2014 (File No. 333-201238), (iv) May 27, 2016 (File No. 333-211660), (v) May 26, 2017 (File No. 333-218290) (collectively, the “Prior Registration Statements”).  The Prior Registration Statements also covered any additional securities that may from time to time become issuable under the Prior Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

On August 14, 2019 (the “Effective Date”), at the 2019 Annual Meeting of Shareholders of the Registrant, the Registrant’s shareholders approved the Axogen, Inc. 2019 Long-Term Incentive Plan (the “2019 Plan”), and, in connection therewith, no further awards will be made under the Prior Plan.  The shares of Common Stock initially reserved for issuance under the 2019 Plan consist of (i) 3,000,000 shares of Common Stock registered pursuant to a separate registration statement on Form S-8 being filed concurrently with this Post-Effective Amendment No. 1 to the Prior Registration Statements (the “Post-Effective Amendment”), plus (ii) 385,482 unallocated shares of Common Stock available for issuance the Prior Plan that are not then subject to outstanding “Awards” (as defined in the Prior Plan) as of the Effective Date (the “Carryover Shares”); plus (iii) shares under the Prior and 2019 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case that does not result in the issuance of shares (the “Unused Shares”).    The Prior Registration Statements will cover the issuance of the Carryover and Unused Shares of the Prior Plan once they are available for issuance under the 2019 Plan.

Therefore, in addition to filing this Post-Effective Amendment No. 1 to Form S-8 (the “Post-Effective Amendment”), pursuant to undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statements and Commission Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment to reflect that, as of the Effective Date, the Unused Shares and the Carryover Shares of the Prior Plan that may be issued under the 2019 Plan and to file as an exhibit hereto a copy of the 2019 Plan and a new opinion as to the validity of the Unused Shares and the Carryover Shares of the Prior Plan that may be issued under the 2019 Plan. All other items of the Prior Registration Statements are incorporated herein by reference without change.

The Registrant is concurrently filing a separate registration statement on Form S-8 to register 3,000,000 shares of Common Stock for offer or sale pursuant to the 2019 Plan, excluding the Unused Shares and the Carryover Shares. No additional securities are being registered by this Post-Effective Amendment.

PART I
Information Required in the Section 10(a) Prospectus

The documents containing the information specified in this Part I will be sent or given to participants of the 2019 Plan, and have been sent or given to participants of the Prior Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

(1)

The Registrant’s annual report on Form 10‑K for the year ended December 31, 2018, filed with the Commission on February 26, 2019, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on April 30, 2019;

(2)	The Registrant’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019, filed with the Commission on May 8, 2019 and August 6, 2019, respectively;
(3)

The Registrant’s current reports on Form 8‑K filed with the Commission on January 3, 2019,  January 7, 2019,  January 15, 2019,  January 16, 2019,  January 18, 2019 January 22, 2019,  April 22, 2019,  May 2, 2019,  July 12, 2019 and August 16, 2019 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8‑K shall not be incorporated by reference into this Post-Effective Amendment); and

(4)

The description of Common Stock set forth in the Registrant’s Post-Effective Amendment on Form 8‑A12B filed with the Commission on August 6, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Post-Effective Amendment (except for any portions of the Registrant’s current reports on Form 8‑K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Prior Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing such documents.

For purposes of this Post-Effective Amendment, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Minnesota Statutes, Section 302A.521, subd. 2, requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met, unless the Registrant amends its Amended the Restated Articles of Incorporation, or the “Articles of Incorporation,” or its Amended and Restated Bylaws, or the “Bylaws,” to prohibit or condition such indemnification rights. In addition, Minnesota Statutes, Section 302A.521, subd. 3 requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances unless the Registrant amends the Articles of Incorporation or the Bylaws to prohibit or condition such expense advancement rights. Under Section 302A.521, subd. 4, the Registrant may amend the Articles of Incorporation or the Bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made (i) by a disinterested majority of the Registrant’s Board of Directors present at a meeting at which a disinterested quorum is present, (ii) by a designated committee of the Board of Directors consisting of two or more disinterested directors, (iii) by special legal counsel selected by the board or a committee by vote pursuant to clause (i) or (ii) above, (iv) by an affirmative vote of the shareholders, in which the shares held by parties to the proceeding is not counted in determining the presence of a quorum and are not considered to be present and entitled to vote, or (v) by a court in Minnesota. For purposes of clauses (i) and (ii) above, a director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article 7 of the Articles of Incorporation provides that, to the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that Article 7 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of Article 7 or any predecessor of this provision. Neither the amendment, modification or repeal of Article 7 nor the adoption of any provision in the Articles of Incorporation inconsistent with Article 7 shall adversely affect any right or protection of a director or officer of the Registrant with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

The Bylaws provide that the directors and officers of the Registrant shall have the right to indemnification provided by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended. Under Section 302A.521, subd. 2, indemnification will be available only where an officer, director or employee can establish that he or she: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefits; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the Registrant or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the Registrant.

The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.

With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act pursuant to such provisions, the Registrant is aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1

Amended and Restated Articles of Incorporation of Axogen, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 26, 2019).

4.2	Axogen, Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 26, 2019).
5.1	Opinion of DLA Piper LLP (US), counsel for the Registrant, regarding the legal validity of the Unused and Carryover Shares of Common Stock under the Prior Plan (filed herewith).
23.1	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, the Registrant’s Independent Registered Public Accounting Firm (filed herewith).
23.3	Consent of Lurie, LLP (filed herewith).
24.1	Power of Attorney (filed herewith).

99.1	Axogen, Inc. 2019 Long-Term Incentive Plan (incorporated by reference from Appendix A of the Registrant’s Proxy Statement on DEF14A dated June 27, 2019 (No. 001-36046)).

99.2	Axogen, Inc. 2010 Long-Term Incentive Plan, amended and restated as of April 5, 2017 (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on April 7, 2017).

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into the registration statement;

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alachua, State of Florida, on this 22nd day of August, 2019.

Axogen, Inc.

By:	/s/ Karen Zaderej
Name: Karen Zaderej
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Karen Zaderej and Peter J. Mariani his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Post-Effective Amendment No. 1 on Form S‑8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No.1 on Form S‑8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Karen Zaderej
Karen Zaderej	President and Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	August 22, 2019

/s/ Peter J. Mariani
Peter J. Mariani	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 22, 2019

/s/ Gregory G. Freitag
Gregory G. Freitag	Director, General Counsel	August 22, 2019

/s/ Mark Gold, M.D.
Mark Gold, M.D.	Director	August 22, 2019

/s/ Guido J. Neels
Guido J. Neels	Director	August 22, 2019

/s/ Robert J. Rudelius
Robert J. Rudelius	Director	August 22, 2019

/s/ Amy Wendell
Amy Wendell	Director	August 22, 2019

/s/ Quentin S. Blackford
Quentin S. Blackford	Director	August 22, 2019

/s/ Alan M. Levine
Alan M. Levine	Director	August 22, 2019